FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
AS AMENDED AND RESTATED AS OF DECEMBER 31, 2005

This is the First Amendment (the “First Amendment”) dated July 18,2006, to the Employment Agreement, as amended and restated as of December 31, 2005 (the “Employment Agreement”), between Thomas H. Meeker (the “Executive”) and Churchill Downs Incorporated (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has recruited a qualified individual to serve in the capacity of President and Chief Executive Officer of the Company and August 14, 2006 is the proposed date for the new President and Chief Executive Officer to assume his responsibilities;

WHEREAS, the Company and the Executive amended and restated the Employment Agreement as of December 31, 2005, to facilitate the transition process to a new President and Chief Executive Office of the Company;

WHEREAS, the Executive will submit to the Chairman of the Board the letter dated the date hereof and attached as Exhibit A, resigning as President and Chief Executive Officer of the Company and as a Class I director of the Board;

WHEREAS, the Executive will become a Director Emeritus as of the effective date of his resignation from the Board;

WHEREAS, the Executive and the Company wish to amend the Employment Agreement to facilitate the transition process and to define the Executive’s responsibilities between August 14, 2006 and March 13, 2007 (the expiration date of the Employment Agreement and the date of the Executive’s retirement from the Company).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment. Section 1 of the Employment Agreement is amended by deleting the language in its entirety and substituting the following language in its place:

Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, in the capacity of management advisor. In this capacity, the Executive shall be available upon the reasonable request of the Company’s President and Chief Executive Officer or his designee for advice and assistance regarding strategic and industry related matters and such other matters as may be requested by the Company’s President and Chief Executive Officer or his designee. The Executive shall have no additional duties, responsibilities, or authorities. The Executive’s office shall be located at an off-site location selected by the Executive. The Executive shall be responsible for any costs of such office in excess of $1,200.00 per month (including, without limiting, costs incurred in the ordinary course, such as utilities and cleaning services).

2. Change in the Executive’s Title, Responsibilities and Office.

(a) The Executive expressly agrees that (w) the appointment of a new President and Chief Executive Officer of the Company, (x) the assignment to the Executive of different responsibilities, (y) the removal of certain responsibilities from the Executive and (z) the relocation of the Executive’s office as contemplated in Paragraph 1 of the Employment Agreement (as amended by Section 1 of this First Amendment) [(w), (x), (y) and (z) are collectively referred to as the “Modified Terms”] do not constitute a “Constructive Termination” under Paragraph 5.B(3) of the Employment Agreement. The Executive hereby expressly waives, the right to terminate his employment by virtue of the Company’s Constructive Termination of his employment under Paragraph 5.B(3) of the Employment Agreement.

(b) To effectuate the intent of Section 2(a) of this First Amendment, Paragraph 5.B(3) of the Employment Agreement is hereby amended as follows:

•	Deleting the language in clause (i) in its entirety; and
•	Renumbering clauses (ii) through (v) to read clauses (i) through (vi).

(c) To effectuate the intent of Section 2(a) of this First Amendment, Paragraph 5.A of the Employment Agreement is hereby amended as follows:
•	Deleting the language in clause (i) in its entirety; and
•	Renumbering clause (ii) to clause (i).

3. Consideration. In consideration for this First Amendment, the Company shall provide the following additional consideration to the Executive:

(a) The Company shall lease such office space for a period of 24 months from August 14, 2006, through August 14, 2008, in an amount not to exceed $1,200.00 per month.

(b) The Company hereby conveys ownership to the Executive of the Company’s furniture and equipment located in the Executive’s office at Churchill Downs Racetrack at 700 Central Avenue, Louisville, Kentucky, and set forth on Exhibit B to this Agreement.

(c) The Company shall provide the Executive and his wife, Carol Meeker, membership to Churchill Downs Racetrack’s Turf Club so long the Executive or his wife is alive.

(d) The Company shall provide to the Executive and his wife, Carol Meeker, two VIP parking passes on the days of the running of the Kentucky Oaks and Kentucky Derby, every year so long as one or more is alive.

(e) During the remaining term of the Executive’s personal seat license agreement, the Executive or his wife, Carol Meeker, makes a request to exchange their personal seat license table on the fourth floor for a table located in the Aristides Room or the Stakes Room of Churchill Downs Racetrack, the Company, in good faith, will give consideration to such a request. Such a request must be made on an annual basis and can include a request relating to the running of the Kentucky Derby, the Kentucky Oaks, Breeders’ Cup Championship Day, or any other special events to which rights accrue under the personal seat license.

4. Bonus for 2006 Performance. It is expressly understood that, in the event that the Board pays a bonus for 2006, the Executive shall be entitled to such a bonus without any pro-ration due to diminished responsibilities following August 14, 2006. Said bonus shall be calculated as provided in the Company’s Incentive Compensation Plan, in which the Executive is a participant, and subject to and payable in accordance with the provisions contained in such plan. However, the Executive shall not be entitled to a pro rata annual bonus for the period of service from January 1, 2007 to March 13, 2007.

5. Consideration of Restricted Stock Award. The Compensation Committee of the Board of Directors of the Company shall consider making a restricted stock award to the Executive in conjunction with any 2006 restricted stock awards made to the Company’s executives under the Company’s 2004 Restricted Stock Plan.

6. Director Emeritus Status. Upon his resignation from the Board, the Board shall designate the Executive as a Director Emeritus of the Board.

7. Full Force and Effect. All other terms and conditions of the Employment Agreement remain unchanged and in full force and effect through the expiration or termination of the Employment Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CHURCHILL DOWNS INCORPORATED                 “EXECUTIVE”

By:___/s/William C. Carstanjen__________              ___/s/ Thomas H. Meeker_____
William C. Carstanjen                     Thomas H. Meeker
Executive Vice President, General
Counsel and Chief Development
Officer